Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, August 17, 2005

(713) 651-4300

KEY ENERGY PROVIDES BUSINESS

AND RESTATEMENT UPDATE

HOUSTON, TX, August 17, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) today announced rig hours for the month of July 2005, provided an activity update and select financial data for the quarter ended June 30, 2005, and provided a restatement update.

CONFERENCE CALL

The Company will host a conference call on Thursday, August 18, 2005 at 10:00am EDT in conjunction with this release. During the conference call, the Company intends to provide an activity update as well as an update on the restatement process.  To access the call, which is open to the public, please call the conference operator at the following number: (888) 428-4471 and ask for the “Key Energy Conference Call.” The conference call will also be available on the web. To access the webcast go to www.keyenergy.com and select “Investor Relations.” A replay of the conference call will be available on August 18, 2005 at 5:00pm EDT and will be available for one week. To access the replay, please call (800) 475-6701. The access code for the replay is 791694.

ACTIVITY UPDATE

Market conditions remain strong in all segments.  Customer demand for services continues to increase, necessitating the need for the Company to increase its capital expenditure plans.  The Company now anticipates that capital expenditures for 2005 will total up to $150 million, an increase of approximately $20 million over our previous expectation.  In addition, the Company has established a preliminary 2006 capital expenditure budget of $150 million.  The capital expenditure plan for

6 Desta Drive, Midland, TX 79705

2006 includes the remanufacturing of up to 60 well service rigs and the purchase of new pressure pumping, fluid management and rental equipment.  In addition, the 2006 budget contemplates the purchase of new well service rigs, the opening of a new pressure pumping facility and the expansion of its electric wireline business.  The Company anticipates that the majority of both the remanufactured rigs and new rigs will be used to replace existing capacity.  The Company believes that these expenditures will be made with operating cash flow.

Commenting on recent activity, Dick Alario, Chairman and Chief Executive Officer, stated, “Market conditions remain very favorable.  Strong commodity prices and increased capital spending by our customers give us confidence that activity levels should remain favorable for the balance of this year and into 2006.”

Mr. Alario continued, “Our increased capital expenditure plans are a reflection of the higher demand for our services as evidenced by the increasing utilization of our fleet.  In light of the increased investment in our fleet and our people, we believe that additional pricing measures are necessary.”

ACTIVITY LEVELS

	Month Ending
	7/31/2005	6/30/2005	7/31/2004
Working Days	21	22	21
Rig Hours	212,802	227,150	206,211
Trucking Hours	192,204	207,028	230,125

The Company calculates working days as total weekdays for the month less any company holidays that fall in that month. For the month of August 2005, there are 23 working days.

SENIOR NOTES STATUS

As previously reported, due to the Company’s failure to file its Annual Report on Form 10-K for the year-ended December 31, 2003 by May 31, 2005, the holders of the Company’s 6 3/8% senior notes and 8 3/8% senior notes, respectively, instructed the trustee to send the Company a notice of default, which was received on June 7, 2005.  Under the terms of the notice, the Company had until August 6, 2005 to cure the default by filing its 2003 Form 10-K.  As a result of its failure to file the Form 10-K by such date, the noteholders have the right to accelerate the notes at any time.  As of today, the Company has not received any notice of acceleration from the noteholders or the trustee.  On July 29, 2005, the Company entered into a new credit facility which provides the Company with the ability to repay the senior notes, if necessary.

RESTATEMENT UPDATE

The Company continues to make progress on the restatement and believes that it has substantially completed its financial statements for the fiscal year ending December 31, 2003 and prior periods covered by the restatement.  The Company and its auditors are currently reviewing the financial statements for accuracy and completeness.    While the auditors are completing their work, the Company will, among other things, finalize its income tax computations for the restatement periods and finalize supporting documentation for a number of the accounting treatments in the restatement.    The Company cannot estimate how long it will take its auditors to complete their review of the Company’s financial statements and for the Company to file its Annual Report on Form 10-K for 2003.  The timing for filing could be affected by adjustments resulting from the work of the Company’s auditors.

SELECT FINANCIAL DATA

Set forth below is certain financial information for the Company for the quarter ended June 30, 2005. The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

	Quarter Ended	Quarter Ended
	6/30/05	6/30/04
	(In thousands - Unaudited)	(In thousands - Unaudited)
Select Operating Data:
Revenues
Well servicing (1)	$238,672	$201,968
Pressure Pumping	36,246	22,680
Fishing and Rental Services	19,959	18,863
Other (2)	2,191	22
Total revenues	$297,068	$243,533

Costs and Expenses
Well servicing	$154,862	$141,485
Pressure Pumping	22,430	17,675
Fishing and Rental Services	13,624	12,121
General and administrative	35,005	50,933
Interest (3)	16,547	9,769

	6/30/05	12/31/04
	(In thousands - Unaudited)	(In thousands – Unaudited)
Select Balance Sheet Data:
Current Assets
Cash and cash equivalents (4), (5)	$91,258	$19,261
Accounts receivable, net of allowance for doubtful accounts	199,207	212,351
Inventories	21,184	18,500
Prepaid expenses and other current assets	21,354	20,197
Total current assets	$333,003	$270,309

Current Liabilities
Accounts payable	59,364	59,872
Other accrued liabilities	80,764	71,304
Accrued interest	10,362	9,729
Current portion of long-term debt and capital lease obligations	4,612	4,326
Total current liabilities	$155,102	$145,231

Long-term debt, less current portion (6)	$425,752	$473,878
Capital lease obligations, less current portion	9,225	8,677
Deferred Revenue	447	557
Non-current accrued expenses	39,379	40,258

NOTES

(1)          The Well Servicing category includes the financial results of the Company’s remaining contract drilling assets which are located in Argentina, Appalachia and the Powder River Basin of Wyoming.

(2)          Other revenue includes income of approximately $5,391,000 associated with the termination of a non-compete agreement and an estimated loss on the sale of Michigan assets of approximately $3,992,000.  The estimated loss for the Michigan asset sale is subject to the ongoing restatement process and, therefore, may be reflected in 2003 or prior years upon completion of the restatement process.

(3)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $496,000 and $522,000 for the quarters ended June 30, 2005 and 2004, respectively.

(4)          Cash and short term investments at August 16, 2005 totaled approximately $102,384,000.

(5)          Capital expenditures were approximately $36,484,000 and $22,316,000 for the quarters ended June 30, 2005 and 2004, respectively.

(6)          There were no outstanding borrowings under the Company’s revolving credit facility at August 16, 2005.

The information herein represents the results for only one quarter and prior period; and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31,2005. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004 financial statements; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease; risks affecting the Company’s international operations and potential opportunities. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.